Exhibit 10.2

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment, dated as of November 14, 2018 (the “Amendment”), to the Employment Agreement, dated June 19, 2017 (the “Agreement”), is entered into between Douglas Krafte, Ph.D. (“Executive”) and Icagen, Inc. (“Corporation”).

WITNESSETH:

WHEREAS, Executive was retained under the Employment Agreement by the Corporation to serve as its Chief Scientific Officer; and

WHEREAS, in recognition of the hard work and performance by Executive, the Corporation desires to amend the Employment Agreement.

NOW THEREFORE, for the mutual promises contained herein and for ten dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree to amend the Agreement as follows:

1. Amendment. Sections 3(a)(i) and 3(a)(ii) are hereby deleted in their entirety and replaced with the following:

(i) Base Salary. Executive shall receive an annual base salary of Two Hundred Ninety-Five Thousand Dollars ($295,000) for the Term (the “Base Salary”), payable semi-monthly subject to annual increases following customary policies of the Company.

(ii) Bonus. The Executive shall be eligible for an annual discretionary bonus of up to fifty percent (50%) of his base salary payable in cash. Any bonus awarded will be in the sole and absolute discretion of both the Compensation Committee and the Board of Directors of the Corporation. The amount of any such bonus shall depend on the achievement by the Executive and/or the Corporation of certain objectives to be established by the Chief Executive Officer in consultation with the Executive, along with such other factors the Board and Compensation Committee deems relevant. Any such bonus for a given fiscal year shall be payable in one lump sum upon approval by the Board of Directors of the Corporation or the Compensation Committee, which shall be obtained at the same time as the bonuses paid to other Executive Officers.

2. Severability. If any of the provisions of this Amendment are held to be invalid or unenforceable, the remaining provisions will nevertheless continue to be valid and enforceable

3. No Other Amendments; Confirmation. All other terms of the Agreement shall remain in full force and effect. The Agreement, as amended by this Amendment, constitutes the entire agreement between the parties with respect to the subject matter thereof.

4. Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall be deemed an original but both of which together shall constitute one and the same instrument.

5. Governing Law. This Amendment is made and shall be construed and performed under the laws of the remaining provisions will nevertheless continue to be valid and enforceable. State of North Carolina without regard to its choice or conflict of law principles and the parties agree to North Carolina as the exclusive venue for any disputes arising hereunder.

ICAGEN, INC.

By:	/s/ Mark Korb	/s/ Douglas Krafte
Name:	Mark Korb	DOUGLAS KRAFTE
Title:	Chief Financial Officer